Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-179808

Issuer Free Writing Prospectus, dated October 28, 2014

$250,000,000 Floating Rate Senior Notes due 2017

Summary of Final Terms

Dated October 28, 2014

Issuer	The Boeing Company

Principal Amount	$250,000,000

Trade Date	October 28, 2014

Settlement Date (T+3)	October 31, 2014

Maturity Date	October 30, 2017

Interest Rate Basis	3-month USD LIBOR

Spread to LIBOR	+12.5 bps

Coupon	3-month USD LIBOR plus 12.5 bps

Designated LIBOR Page	Reuters Screen LIBOR 01 Page

Price to Public[1]	100.000%

Gross Fee Spread	0.250%

Initial Interest Rate	3-month USD LIBOR as of two London Banking Days prior to the Issue Date plus 0.125% (12.5 basis points)

Interest Reset Dates	Each interest payment date

Interest Determination Dates	Second London Banking Day preceding the first day of the Interest Period

Day Count Convention	Actual/360

Interest Payment Dates	Quarterly on January 30, April 30, July 30 and October 30

First Interest Payment Date	January 30, 2015

CUSIP / ISIN	097023 BF1 / US097023BF19

Joint Book-Running Managers	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. BBVA Securities Inc. Credit Agricole Securities (USA) Inc. SMBC Nikko Securities America, Inc.

Senior Co-Managers

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

       Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Notes:

1	Plus accrued interest, if any, from October 31, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Goldman, Sachs & Co. at 1-201-793-5170.

$300,000,000 2.350% Senior Notes due 2021

Summary of Final Terms

Dated October 28, 2014

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	October 28, 2014

Settlement Date (T+3)	October 31, 2014

Maturity Date	October 30, 2021

Treasury Benchmark	2.125% due September 30, 2021

Treasury Price / Yield	101-04 / 1.950%

Spread to Treasury	+60 bps

Reoffer Yield	2.550%

Price to Public [1]	98.725%

Gross Fee Spread	0.400%

Coupon (Interest Rate)	2.350%

Interest Payment Dates	April 30 and October 30

First Interest Payment Date	April 30, 2015

Call Provision	MWC @ T + 10 bps

CUSIP / ISIN	097023 BG9 / US097023BG91

Joint Book-Running Managers	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Senior Co-Managers

BBVA Securities Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A. [2]

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank [2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	CastleOak Securities, L.P. Divine Capital Markets LLC Goto Capital Markets, Inc. Muriel Siebert & Co., Inc.

Notes:

1	Plus accrued interest, if any, from October 31, 2014.
2	Neither Banca IMI S.p.A. nor Standard Chartered Bank will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-603-5847.

$300,000,000 2.850% Senior Notes due 2024

Summary of Final Terms

Dated October 28, 2014

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	October 28, 2014

Settlement Date (T+3)	October 31, 2014

Maturity Date	October 30, 2024

Treasury Benchmark	2.375% due August 15, 2024

Treasury Price / Yield	100-27 / 2.278%

Spread to Treasury	+75 bps

Reoffer Yield	3.028%

Price to Public [1]	98.474%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	2.850%

Interest Payment Dates	April 30 and October 30

First Interest Payment Date	April 30, 2015

Call Provision	MWC @ T + 15 bps at any time prior to July 30, 2024 (three months prior to maturity); par call at any time on or after July 30, 2024

CUSIP / ISIN	097023 BH7 / US097023BH74

Joint Book-Running Managers	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Mizuho Securities USA Inc. RBS Securities Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc. SMBC Nikko Securities America, Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A. [2]

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Standard Chartered Bank [2]

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Junior Co-Managers	Blaylock Beal Van, LLC Drexel Hamilton, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

Notes:

1	Plus accrued interest, if any, from October 31, 2014.
2	Neither Banca IMI S.p.A. nor Standard Chartered Bank will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533 (collect).